Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Steben Managed Futures Strategy Fund:

We consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”), of our report dated May 24, 2019, with respect to the financial statements and financial highlights in the March 31, 2019 Annual Report to Shareholders.

/s/ KPMG LLP

Columbus, Ohio
December 17, 2019